Exhibit 99.1

Power REIT Expands its Colorado Controlled Environment Agriculture Footprint in Highly Accretive Transaction

Old Bethpage, New York, June 21, 2021 — Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”) today announced that it has acquired a 10-acre property in Crowley County, Colorado (the “Property”) through a wholly owned subsidiary (“PropCo”). The Property will include the construction of a 12,000 square foot greenhouse space and 12,880 square feet of support buildings and infrastructure that will be funded by Power REIT for a total capital commitment of approximately $2.9 million.

Power REIT has strategically located greenhouse investments across Southern Colorado with over 83 acres comprised of 383,328 square feet of Controlled Environmental Agricultural (CEA) facilities in the form of greenhouses. This entire portfolio is currently leased to operators who are licensed for the cultivation of regulated cannabis at the properties.

LEASE STRUCTURE

Concurrent with the acquisition, PropCo entered into a 20-year “triple-net” lease (the “Lease”) with JKL2 Inc. (“JKL2”), which will operate the Property as a cannabis cultivation facility. The Lease requires JKL2 to pay all property related expenses including maintenance, insurance, and taxes. After the initial 20-year term, the Lease provides two, five-year renewal options and has personal guarantees from the owners of JKL2. As mandated by the Lease, JKL2 will maintain a medical marijuana license and will operate in accordance with all Colorado and municipal regulations. The Lease also prohibits the retail sale of cannabis at the Property.

After an initial deferred rent period to allow for construction, the Lease stipulates rental payments that provide PropCo with a full return of its invested capital over the next 36 months, and thereafter, provides an approximately 13% yield increasing thereafter at a rate of 3% per annum. The Lease, as structured, provides straight-line annual rent of approximately $546,000, representing an unleveraged Core FFO yield of approximately 18.8% on the invested capital.

David Lesser, Power REIT’s Chairman and CEO, commented, “This transaction is with an established operator and provides additional diversification of portfolio risk. We continue to deploy capital at what we believe are attractive risk adjusted returns that benefit from the favorable economic and regulatory environments for cannabis cultivation in Crowley County Colorado.”

JKL2 Inc. is a strategic cultivation partner of WHT LBL LLC, a multi-state operator (MSO) based in Boulder, Colorado. WHT LBL produces products for Colorado’s market-leading edible brands and distributes these products throughout the state. WHT LBL’s products are currently sold throughout Colorado and carried by the largest, best in class dispensaries in the state. JKL2’s cannabis cultivation facility will immediately add capacity and further secure WHT LBL’s flower and trim supply chain and provide for future growth. JKL2 Inc. is led by long-time cannabis veterans with over a decade of cultivation expertise and successes throughout the United States.

“We are extremely excited to have the backing of Power REIT to get this project off the ground. stated Jill Lamoureux, Co-Founder and Chief Compliance Officer of WHT LBL and partner of JKL2 Inc. We believe this facility can quickly become a large-scale producer of high-quality cannabis and compete aggressively in the very active and growing Colorado market. Having been in the cannabis space for some time, it is no secret that financing has been one of the most challenging obstacles for growing cannabis companies. We are very excited to be working with Power REIT and would not be in the position to launch JKL2 without their support. They have been responsive to our needs, understand the industry, easy to work with, and ultimately, provided fair and equitable deal terms that allow for rapid, responsible growth.”

Commenting further on the transaction, Chelsey Joseph, Co-Founder and Chief Executive Officer of WHT LBL and partner of JKL2 Inc. stated, “Power REIT’s dedication to sustainability and responsible cultivation practices in the cannabis market, makes working with them an easy decision and a much-needed resource to propel JKL2 to the next level. As a cannabis MSO focused on working with the fastest growing and most respected brands in the cannabis market, we are approached regularly by brands looking to enter the growing Colorado market. JKL2 strengthens our value proposition and allows us to confidently bring these beloved brands and products to the people of Colorado.”

FORWARD CORE FFO PER SHARE

Power REIT has now announced transactions that deploy approximately $19.5 million of capital from its recently closed Rights Offering across several transactions. This leaves approximately $17 million to deploy. Power REIT’s current annual Core FFO run rate is approximately $8.25 million based solely on transactions closed and not taking into account deployment of additional capital as described in our most recently published Investor Presentation which is available at: www.pwreit.com/investors

Based on the impact from Power REIT’s recent Rights Offering and assuming the full deployment of its remaining proceeds into additional acquisitions at an average 16% yield to common equity (i.e. lower than recent investment yields), Power REIT estimates a forward annualized Core FFO per share run rate of $3.26. However, it is important to understand that near-term quarterly results will likely be below this run-rate due to the timing of acquisitions and dilution from the additional shares issued pursuant to the Rights Offering that generated the available cash on Power REIT’s balance sheet for investment.

The following table provides a roadmap and sensitivity analysis for forward Core FFO per share:

Common Shares Outstanding (Pre Rights Offering)		1,916,139
Shares Sold in Rights Offering		1,383,394
Total Shares Outstanding (Post Rights Offering)		3,299,533

Rights Offering Price		$26.50
Rights Offering Capital Raise - Gross		$36,659,941
Proceeds Net of Costs (est.)	0.25%	$36,568,291

Announced Transactions Using Proceeds from Rights Offering:
Apotheke		1,813,398
Canndescent		2,685,000
Grail Project Expansion		517,663
Gas Station		2,118,717
Cloud Nine		2,947,905
Walsenburg		3,876,600
Vinita		2,650,000
JKL		2,928,293
		-
Total		19,537,576
Remaining Rights Offering Proceeds for Investment		$17,030,715

Unleveraged FFO Yield on Investments (Net)	14.0%	16.0%	18.0%
Annualized Run Rate Core FFO Guidance (existing portfolio)	$8,246,846	$8,246,846	$8,246,846
Incremental FFO from Acquisitions with remaining RO Proceeds	2,384,300	2,724,914	3,065,529
Incremental G&A to expand Power REIT team	(200,000)	(200,000)	(200,000)
Annualized Run Rate Pro Forma Core FFO	10,431,146	10,771,760	11,112,375

Annualized Run Rate Pro Forma Core FFO Per Share	$3.16	$3.26	$3.37
Quarterly Run Rate Pro Forma Core FFO Per Share	$0.79	$0.82	$0.84
Increase from Q4 2020	55%	60%	65%

Mr. Lesser concluded “We continue to invest at very attractive yields relative to traditional commercial real estate asset classes. We also believe we can continue our growth through acquisitions using non-dilutive capital. Given our small size, these transactions generate significant growth in Core FFO per share. In addition, Power REIT currently trades at a relatively low multiple and as such, Power REIT represents both a value play and a growth play which is hard to find in the current investment climate.”

UPDATED INVESTOR PRESENTATION

Power REIT has posted an updated investor presentation which is available using the following link: https://www.pwreit.com/investors

STATEMENT ON SUSTAINABILITY

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture (CEA Facilities), Renewable Energy and Transportation.

CEA Facilities, such as greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. CEA facilities use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 homes on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

ABOUT POWER REIT

Power REIT is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture for the cultivation of food and cannabis.

Power REIT is focuses on the “Triple Bottom Line” with a commitment to Profit, Planet and People. …

Additional information about Power REIT can be found on its website: www.pwreit.com

ABOUT WHT LBL

WHT LBL is a multi-state, licensed, experienced cannabis cultivator, processor, and manufacturer bringing the white-label production model to the cannabis market.

WHT LBL works alongside new and emerging cannabis brands, proven and expanding cannabis brands, and cannabis dispensaries looking for high-quality private label products that will drive consumer loyalty. With extensive cannabis expertise, our comprehensive platform consists of market-proven best practices and products that drive growth and eliminates problems for brands and dispensary buyers.

Additional information about WHT LBL can be found on its website: www.whtlbl.co

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

CONTACT:

David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
212-750-0371	310-526-1707

301 Winding Road Old Bethpage, NY 11804 www.pwreit.com